AGREEMENT

This Agreement (hereinafter the “Agreement”) is made as of June 20, 2012 in Milan, Italy.

BY AND BETWEEN

ThermoEnergy, a Delaware Corporation, having its principal office at 10 New Bond Street, Worcester, MA 01606, USA, represented by Mr. Cary Bullock (hereafter “ThermoEnergy”);

and

Itea S.p.A., a company organised and existing under the laws of Italy, having its principal office at Via Santa Margherita n. 18-40136 Bologna, Italy, represented by Mr. Alvise Bassignano (hereafter “Itea”);

ThermoEnergy and Itea shall be jointly referred to as the “Parties”, and individually referred to as a “Party”.

FOREWORD

WHEREAS,

A.	On 3/7/2012 the Parties entered into the Term Sheet (hereafter the “Term Sheet”) for the Development of Pressurized Oxy-Combustion in North America (USA, Canada and Mexico or other specific projects to be agreed on case by case basis) (hereafter the “Territory”) under which the Parties agreed to collaborate in order to advance, develop and promote the use of the coal application of pressurized oxy-combustion in the Territory through the realization of a pilot plant and subsequent demonstration facility based on this technology.

B.	In accordance with the Term Sheet the Parties shall create a new Project Venture called Unity Power. For this purpose ThermoEnergy created Unity Power Alliance LLC, a Delaware limited liability company (hereafter “UPA”), a company 100% owned by ThermoEnergy. Itea may acquire 50% of the participation in UPA in accordance with the terms of this Agreement.

C.	In accordance with the Term Sheet, UPA is seeking to be awarded of the Funding Opportunity DE-FOA-0000636 (hereafter the “F.O.”). UPA and Itea entered into the Contract Agreement under which Itea is a nominated contractor for certain services to be provided to UPA in case of the award of the F.O.

D.	In consideration of the foregoing, Parties wish to determine their rights and obligations in regard to the management of UPA by the Parties and other related issues.

NOW, therefore, in consideration of the premises and mutual covenants set forth herein, the Parties hereby agree as follows:

1                    ACQUISITION OF UPA BY ITEA

1.1	The Parties hereby agree that Itea shall be entitled to purchase 50% ownership of UPA within 2 (two) months or any longer period with a maximum of 6 months from the signature of this Agreement and subject to Itea Board and any Italian regulatory body approvals for the price equal to $1,250.00 (one thousand two hundred and fifty) US Dollars (hereafter the “Acquisition”) and ThermoEnergy is obliged to sell 50% ownership of UPA to Itea for the price indicated in this Article 1.1.

1.2	Upon Acquisition, UPA shall immediately take all necessary steps to register the changes in ownership, if required, and making all necessary steps hereof under applicable laws.

1.3	In case of the Acquisition, the Parties agree to govern UPA in accordance with this Agreement as set forth below.

2                    LOCATION AND PURPOSE AND SCOPE OF BUSINESS OF UPA

2.1	Unless otherwise agreed by the Parties, UPA’s principal office will not be changed after the Acquisition and shall remain at 10 New Bond Street, Worcester, MA 01606, USA.

2.2	UPA shall be a limited liability company operating under the terms and conditions of this Agreement. The purpose of UPA is limited to: (i) advance, develop and promote the use of the coal application of pressurized oxy-combustion in the Territory for the realisation of a pilot plant; (ii) the realisation of a pilot plant; (iii) subsequent demonstration facility based on the technology as per item (ii); and (iv) implementation of F.O., should it be awarded to UPA. The Term Sheet defines in detail the conditions under which the above three purposes are to be implemented by UPA and respective ThermoEnergy’s and Itea’s rights and obligations hereof.

2.3	The Parties shall assume their due responsibilities, share the profits and assume risks and losses of UPA during the implementation of the purpose in accordance with Article 2.2 pro rata.

3                    MANAGEMENT OF UPA

3.1	The Parties shall implement the scope of business of the Company as set forth in Article 2 and for this purpose shall establish management bodies provided for below which shall be responsible to the Parties and their decisions shall be approved by ThermoEnergy and Itea where required by this Agreement within 10 (ten) days from the date ThermoEnergy and Itea are informed about such decision.

3.2	The Parties agree to establish the following management bodies:

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•	the Board of Directors;
•	the Managing Director.

3.3	The Board of Directors

A. Composition of the Board of Directors

1) The Board of Directors (hereafter the “Board”) shall consist of 4 (four) Directors of whom 2 (two) Directors shall be nominated by ThermoEnergy and the remaining 2 (two) Directors shall be nominated by Itea. The Chairman of the Board shall be a Director nominated by Ikea.

2) The Board of Directors is the highest power authority of the Company, which is responsible for all decision of importance of the Company.

3) The Chairman of the Board is the legal representative of UPA. Should the Chairman of the Board be unable to perform its functions due to some reasons, other members of the Board may be authorised temporarily to act on behalf of the Chairman of the Board.

4) The Parties agree to nominate the Directors and the Chairman of the Board within 2 (two) weeks of the Acquisition in accordance with Article 1.1 of this Agreement.

5) If ThermoEnergy or Itea ceases to hold its ownership in UPA, it shall procure the resignation of relevant Directors appointed by it.

6) The right of appointment of the Directors conferred on the Parties shall include the right at any time to remove from office and to replace any such persons appointed by them and from time to time to determine the period which such persons shall hold office as Director.

7) Should the Chairman of the Board of Directors cease to serve as a Director by any reason whatsoever, the Party, who appointed that Director shall appoint a new Director within (20) twenty days of the vacancy.

8) Any appointment or removal of Directors as aforesaid shall be made in writing and be signed by the duly authorised officer of the appointer and shall take effect as from the date of its receipt at the office of UPA or on the date of appointment specified in the notice, whichever is later.

9) A Director may at any time appoint any other person (other than a Director) to be his alternate and to remove such alternate Director. All appointments and removals of alternate Directors made by any Director shall be in writing under the hand of the Director making the same and shall take effect as of its receipt at the office of UPA or on the date of the appointment specified in the notice, whichever is the later.

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10) The annual remuneration of the Chairman of the Board of Directors and Directors will be subject to approval of the Board.

B. Proceedings of the Board

1) Meetings of the Board shall be held at least once a year, to be convened and presided over by the Chairman of the Board. Upon proposal by 1 (one) member of the Board, the Chairman of the Board shall convene a temporary meeting of the Board, with minutes of the meeting recorded, filed and preserved.

2) The Parties shall use all reasonable endeavours to procure a quorum to be present at and throughout each meeting of the Board. The quorum for holding all meetings of the Board shall be 3 (three) Directors each present personally or by his alternate (also via video/teleconference). Each Director shall have one vote.

3) The Directors may meet at any place for the despatch of their business, adjourn and otherwise regulate their meetings as they deem fit. At least 5 (five) Business Days’ notice in writing of each meeting of the Board shall be given to each Director at the address from time to time provided by him for such purpose and such notice shall be accompanied by an agenda of the matters to be considered at the meeting. No decision shall be taken on any matter at a meeting of the Board unless notice of such matter shall have been given in the manner aforesaid or waiver of such notice has been given in respect of such matter by all of the Directors of the Board.

4) A resolution in writing, signed by a majority of Directors for the time being entitled to receive notice of a meeting of the Directors, shall be valid and binding as if it had been passed at a meeting of Directors duly convened and held. Any such resolution may consist of several documents in like form, each signed by one or more Directors.

3.4	The Managing Director

1) The Board shall appoint the Managing Director of UPA from the Director appointed by ThermoEnergy. The Board at any time may remove the Managing Director for any reason whatsoever and ThermoEnergy shall appoint a new Managing Director.

2) The Managing Director is responsible for the daily business activity of UPA, execution of the various resolutions of the Board. The Board shall supervise the activities of the Managing Director and may determine some day to day management responsibilities to the Managing Director. The Managing Director shall periodically report to the Board the operating status of UPA.

4                    GENERAL MEETINGS OF THE PARTIES

4.1	No business shall be transacted at any meeting unless a quorum is present at the time when the meeting proceeds to business. A quorum for the valid holding of meetings shall consist of the holder or holders present in person or by proxy of not less than 51 (fifty-one)% of the ownership. Save as otherwise provided in Article 4. 2 below or agreed by the Parties all resolutions passed at such meetings shall require the favourable vote of the majority of the ownership of UPA represented at the meeting.

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4.2	The Parties shall decide unanimously on:

•	changing initial scope of business of UPA;
•	the termination, winding up, liquidation or dissolution of UPA;
•	the merger or consolidations of UPA with any other entity;
•	increasing or decreasing the capital of UPA;
•	transferring the ownership of UPA, participation and/or contribution of any kind by any third parties in UPA and the rights and obligations to be granted to such third parties;
•	the issuance of additional ownership interests;
•	the distribution of profits/ losses;
•	the sale of substantially all of the assets of UPA.

4.3	The Shareholders may meet in person or may meet through means of telephone conference, video conference or other methods of simultaneous communication by computer, electronic, audio visual or other means by which all persons participating are able to hear and be heard by all participants. The minutes of such a meeting signed by the Chairman of the General Meeting shall be prima facie evidence of any resolution of any meeting so conducted. A meeting conducted as aforesaid shall be deemed to be held at the place agreed upon by the Shareholders attending the meeting.

5                    TRANSFER OF LICENSE

5.1	Upon Acquisition under Article 1.1 of this Agreement, the Parties shall grant to UPA a non-exclusive, royalty free right to use their respective IP exclusively for the purposes indicated in Article 2. 2 of this Agreement and in accordance with the principles agreed in Article 4 of the Term Sheet.

5.2	Within 20 (twenty) days of Acquisition under Article 1.1 of this Agreement, the Parties shall enter into the detailed License Agreement defining the licence to be granted by ThermoEnergy to Itea and the licence to be granted by Itea to ThermoEnergy, it being understood that in regard to: (i) the royalties for the equipment and construction shall follow the principles agreed by the Parties in the Term Sheet; (ii) the royalties for the use of the Itea’s technology by ThermoEnergy for the first 4 Plants developed in the Territory, shall be divided on 50%¬50% basis; the royalties for the further Plants developed by ThermoEnergy in the Territory based on the Itea’s technology shall be divided as per Term Sheet; (ii) the royalties for the use of the ThermoEnergy’s technology by Itea for the Plants developed in the Territory shall be divided as per Term Sheet.

5.3	Unless otherwise set forth in this Agreement or agreed in the License Agreement, each Party shall keep the ownership of all its own information, of all the inventions, discoveries, concepts and ideas, whether copyrightable or not, whether patentable or not, made or conceived, including any of their improvements or enhancements, resulting from the use or knowledge of the information disclosed by it. Neither Party acquires any intellectual property rights under the matter of this Agreement, through use of knowledge, even partially, of any confidential information disclosed by the other Parties.

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6                    CONTRIBUTIONS

6.1	The contribution of the Parties to the management costs of UPA shall be as per Article 5.b v of the Term Sheet.

6.2	Any activities of UPA as per Article 2.2 of this Agreement shall be financed from the external sources. Such third parties contributions may not be divided by the Parties, being understood that they may cover the management costs of UPA under Article 6.1 of this Agreement.

7                    DISTRIBUTION OF PROFITS

7.1	Distributions from UPA (if any) shall be made only if approved by the Board in accordance with the principles agreed in the Term Sheet.

8                    BOOKS AND RECORDS. ACCOUNTING

8.1	At all times UPA shall keep true and accurate books of account and all other records necessary for recording its business and affairs. The accounting methods and systems employed by UPA shall conform to generally accepted standards utilised in the country where the principal office of UPA is located, or such other standards mutually agreed by the Parties. Such books of account shall be maintained at all times at the principal office of UPA and, upon written request, such books of account and records shall be open for the inspection and examination by any Party in person or by its duly authorised representatives at all reasonable times, and for any reasonable and proper purpose.

9                    EXCLUSIVITY

9.1	The Parties agree to apply the principles set forth in Article 5 of the Term Sheet regarding the possibility to use of each Parties Intellectual Property rights granted to UPA.

10                REPRESENTATIONS AND WARRANTIES

10.1	The Parties represent that:

•	they have the full capacity, authority and legal right to enter into this Agreement, have taken all necessary actions related to execution of this Agreement, and this Agreement is enforceable;
•	the execution and performance of this Agreement by the Parties does not violate any applicable laws and does not breach any agreement, covenant, order, judgment or decree to which any of the Party is bound.

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11                INSURANCE

11.1	UPA shall maintain such insurance policies covering such types and amounts as is appropriate for the nature of UPA’s business and the scope of its operations, as determined by the Board.

12                TRANSFER RESTRICTIONS AND BUY-OUT PROVISIONS

12.1	The Parties are aware and acknowledge that new partners may acquire portions of the ownership of UPA and become partners for the implementation of the scope of business of UPA as defined in Article 2 of this Agreement. The Parties shall unanimously agree the names of such partners, their quota of participation, respective rights and obligations of new partners.

12.2	Without prejudice to Article 12.1 and unless this Agreement provides otherwise, neither Party shall assign, mortgage, charge or otherwise transfer all or any part of its ownership interest in UPA (hereafter the “Transfer”). Any Transfer or attempted Transfer in contradiction of this Agreement shall be null and void and of no force or effect, and the ownership interest that is the subject of such Transfer or attempted Transfer shall be deemed to be offered to the Non-Offering owner pursuant to provision below, provided that the notice date as stated below shall be the date that the non-transferring owner learns of such Transfer or attempted Transfer.

12.3	Prior to any intended Transfer of an ownership interest by any Party, such party shall first offer to sell such ownership interest pursuant to this Section. In the event that some or all of an ownership interest shall become transferable after being offered as provided in this Section 12.3, such ownership interest may be offered for Transfer for a period of ninety (90) days after the expiration of the last day for exercise of the last option to purchase contained in this Section 12. 3, on terms no more favourable to the buyer and at a price no less than that at which the non-offering party may purchase it hereunder. In particular:

a.	Notice of Proposed Transfer. Written Notice of any proposed Transfer shall be given to the Non-Offering party. Such Notice shall specifically identify the ownership interest proposed to be transferred, the identity of the third party, and a summary of the price and terms of the offer. For purposes of this Section 12.3, the “Notice Date” shall be the date that the Offering Party gives the Notice required in this Section.

b.	Exercise of Option. Notice of the intent of the Non Offering party to purchase the ownership interest proposed shall be delivered to the Offering Party no later than the close of business on the thirtieth (30th) business day after the Notice Date. Such Notice shall state the maximum portion of the ownership interest to be purchased.

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c.	Non Offering party’s Right of Second Refusal. To the extent that the rights of first refusal granted are not exercised to purchase the entire ownership interest that is the subject of the proposed Transfer, the Non-Offering party shall have a second right of refusal to purchase part or all of the ownership interest that (i) was the subject of the proposed Transfer but (ii) was not purchased. This right shall be exercised no later than the close of business on the fortieth (40th) business day after the Notice Date by delivering written Notice of exercise to the Offering Party.

d.	Purchase Price. The purchase price and terms of purchase for an ownership interest upon the exercise of the rights of first refusal set forth in this Section shall be the amount of the offer and terms received from a third-party, if any. If no offer is received from a third party, the terms of payment shall be by cash at closing and the purchase price shall be the fair market value of the ownership interest being transferred, as determined by an independent appraiser selected by the mutual agreement of the parties. If the Parties cannot agree upon an appraiser, then each Party shall select an appraiser, and the fair market value shall be the average of the two appraisers’ fair market values. If one appraiser is selected, the parties shall split the appraiser’s cost. If each party selects an appraiser, each party shall pay the cost of the appraiser selected by it.

13                CONFIDENTIALITY

13.1	The content of this Agreement and all information and documents (whether in written, oral or other form) exchanged by the Parties in connection therewith, are confidential (hereinafter the “Confidential Information”). Each of the Parties:

•	shall treat strictly confidential the provisions of this Agreement, the process of the negotiations and all information about the other Party obtained or received by it as a result of entering into or performing its obligations under this Agreement. It is hereby acknowledged and understood that the Confidential Information shall include the trademark, the know-how, the technical information, prototypes, trade secrets, pending or abandoned patent applications, invention disclosures, designs, programs, plants, documents, specifications, models, marketing studies, profits, costs, pricing, process descriptions, manufacturing processes and all other information which a disclosing party holds confidential;
•	shall not, except with the prior written consent of the other Party or as otherwise set forth below, make use of (save for the purposes of performing its obligations under this Agreement) or disclose to any person any of the Confidential Information.

13.2	For the purposes of this the information is not considered as confidential if:

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•	such information was in the possession of a receiving Party and at its free disposal prior to receipt by a disclosing Party; or
•	such information is subsequently disclosed without any obligations of confidence by a third party who has not derived it directly or indirectly from a disclosing Party; or
•	such information is or becomes generally available to the public through no act or default of a receiving Party or its agents, employees, affiliates or sub-licensees; or
•	such information is available to a receiving Party because of its independent research made without use or access to the information acquired from a disclosing Party.

13.3	If a receiving Party or any of its representatives is required by law or any directive, decision, order or regulation having the force of law to disclose any Confidential Information, then a receiving Party or the relevant representative, as the case may be, shall promptly notify a disclosing Party of such requirement (and the deadline for disclosure) by written notice confirming the binding nature of such requirement and the extent to which the Confidential Information is to be disclosed in accordance with such requirement.

14                WINDING UP

14.1	In the event of the winding-up of UPA, but subject to applicable laws and the terms of any liquidation agreement, UPA’s property shall be distributed as follows:

•	all of UPA’s debts, liabilities and obligations, other than debts, liabilities and obligations to any shareholder, shall be paid in full or otherwise provided for, or a reserve therefore (or for any contingent or unforeseen liabilities or obligations), shall be set aside; and
•	the balance of the physical and tangible assets, including the commercial value hereof, if any, shall be distributed to the Shareholders pro-rata their respective ownership.

15                TERM AND TERMINATION, LIQUIDATION OF UPA

15.1	This Agreement is legally valid and binding as of the date of its signature.

15.2	Any Party may terminate this Agreement submitting prior thirty (30) days written notice to the other Party in the following cases:

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•	Itea will not purchase the 50% of UPA’s share capital within 6 months of the date of the signature of this Agreement;
•	the Parties mutually agree to terminate this Agreement for any reasons;
•	a Party commits a material breach of any term or provision of this Agreement and (if such breach is remediable) fails to remedy such breach within thirty (30) days or any other period, provided by the other Party;
•	any change in law or other governmental action that makes UPA impossible or impracticable to carry out;
•	a Party becomes bankrupt or becomes insolvent, liquidation proceedings are commenced, has a receiving or administration order made against it, compromises with its creditors, or carries on business under a receiver, trustee or manager for the benefit of its creditors, or if any act is done or event occurs which (under any applicable law) has a similar effect to any of these acts or events.

15.3	If UPA is not able to secure the funding of the Pilot plant facility as set forth in Article 6 of the Term Sheet within 24 months from the use of Acquisition right as per Article 1. 1 of this Agreement, upon Itea’s request, ThermoEnergy shall buy Itea’s ownership in UPA, on the price agreed by the Parties in good faith, or the Parties shall proceed with the liquidation of UPA in accordance to Article 15.4.

15.4	The Parties expressly agree that after the implementation of the purpose of UPA as defined in Article 2.2 of this Agreement, UPA shall be liquidated. In addition, upon termination of this Agreement for any reason UPA will be liquidated and will immediately cease the use of all rights granted to it under this Agreement and will immediately return any documents, information and/or confidential information possessed by it in respect thereto to the Party, which provided such information. The liquidation of UPA and division by the Parties of any assets, rights and obligations gained by UPA during its existence shall be made in accordance to the following principles:

(i)	all the intellectual property rights owned by Itea, as well the as the accrued know-how and patentable rights developed based on the pre-existing flameless technology and the Itea combustion process in the range of 0-50 bars shall belong exclusively to Itea, with the possible licensing of these rights to Thermoenergy in accordance to the Term Sheet; (ii) all the intellectual property rights owned by Thermoenergy, as well the as the accrued know-how and patentable rights developed on the Thermoenergy combustion process in the range of 50-75 bars shall belong exclusively to Thermoenergy, with the possible licensing of these rights to Itea in accordance to the Term Sheet; (iii) all the patents registered under UPA activities, which are not based on either Itea’s or ThermoEnergy’s patents, intellectual property and accrued know how, will be a common ownership of the Parties; (iv) the physical and tangible assets, including the commercial value hereof, of UPA shall be divided as per Article 14.1 of this Agreement.

15.5	The provisions of this Agreement that by their nature are intended to survive the termination, cancellation or expiry of this Agreement (including but not limited to any provision regarding confidentiality or limiting or releasing liability) shall continue as valid and enforceable notwithstanding any termination, cancellation and expiry thereof.

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16                LAW & DISPUTES

16.1	This Agreement shall be subject to the Laws of the Commonwealth of Massachusetts, without giving effect to the choice of law rules thereof. Any disputes which the Parties cannot settle amicably shall be subject to arbitration in accordance with ICC Rules of Conciliation and Arbitration. The place of arbitration shall be Delaware, USA, the language of arbitration shall be English and the arbitration award shall be final and binding on the Parties.

17                OTHER PROVISIONS

17.1	Any notice to be given to ThermoEnergy and/or Itea under this Agreement shall be in English and transmitted by mail, express carrier, hand carrier, e-mail, or facsimile to the other Party’s respective address of notification.

17.2	Any changes, additions, corrections, modifications and amendments to this Agreement shall only be valid and binding upon the Parties if concluded in writing and signed by an authorised representative of each of the Parties and formally expressed as constituting an amendment hereto.

17.3	This Agreement contains the entire agreement between the Parties in respect of its subject matter.

17.4	If any provision of this Agreement is or becomes invalid that shall not affect the validity of any other provision of this Agreement. The invalid provision shall be replaced by a lawful provision having a proximate effect.

17.5	Each Party shall bear its own costs and expenses incurred in connection with this Agreement.

17.6	All terms and conditions of the Term Sheet, which are not expressly modified by this Agreement, remain in full force and effect.

The Parties shall not assign or transfer any or all of their rights or obligations under this Agreement to any third party without the prior written consent of the other Party.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective authorised representatives.

ThermoEnergy	Itea
By: /s/ Cary Bullock	By: /s/ Alvise A. Bassignano
Name: Cary Bullock	Name: Alvise A. Bassignano
Title: CEO	Title: Managing Director

Annexes

Annex 1 Term Sheet

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